Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-42549 and No. 333-98933 of Avis Budget Group, Inc. (formerly Cendant Corporation) on Form S-8 of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of the Avis Budget Group, Inc. Employee Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, New York
June 28, 2007